                [LETTERHEAD OF COMPASS BANCSHARES APPEARS HERE]

                                                                     EXHIBIT 5.1

October 5, 1994


Board of Directors
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233

         Re: Compass Bancshares, Inc. -- Registration of 950,000 Shares of $2.00 Par Value Common Stock on Securities and Exchange Commission Form S-4


Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended, of 950,000 shares of common stock, $2.00 par value (the "Company Stock") of Compass Bancshares, Inc., a Delaware corporation (the "Company"), for issuance and sale in the manner described in the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission, to which this opinion will be an exhibit (the "Registration Statement"), I, as General Counsel to the Company, have examined such corporate records, certificates, other documents, proceedings, and matters of law as I have considered necessary or appropriate for the purposes of rendering this opinion.

     Based on the foregoing, I am of the opinion that the shares of Company Stock offered pursuant to the Registration Statement have been duly and validly authorized and, when issued in accordance with appropriate corporate proceedings and the terms of the respective governing documents, will be duly and validly issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Yours very truly,

                                           /s/ Jerry W. Powell

                                           Jerry W. Powell

JWP/dg